Exhibit (k)(3)

FORM OF ADMINISTRATIVE SERVICES AND REIMBURSEMENT AGREEMENT

This administrative services and reimbursement agreement (this “Agreement”) is entered into as of             , 2013 by APOLLO TACTICAL INCOME FUND INC. (the “Fund”), a corporation duly organized and existing under the laws of the State of Maryland, and APOLLO CREDIT MANAGEMENT, LLC, a limited liability company duly organized and existing under the laws of the State of Delaware (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940;

WHEREAS, the Fund desires to retain the Administrator to provide certain administrative and other services to the Fund and the Fund desires to compensate the Administrator for the use of certain personnel in the manner and on the terms set out in this Agreement; and

WHEREAS, the Administrator also provides investment advisory services to the Fund pursuant to an Investment Advisory and Management Agreement between the Fund and the Administrator, as adviser thereunder (the “Management Agreement”).

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator agree as follows.

1.     Duties of the Administrator

(a)        Employment of the Administrator. The Fund employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Fund, for the period and on the terms and conditions set out in this Agreement. The Administrator accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement subject to the reimbursement of costs and expenses as set out below. The Administrator and such others shall for all purposes of this Agreement be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b)        Services. The Administrator shall perform (or delegate, oversee, or arrange for, the performance of) certain administrative and operational services necessary for the operation of the Fund not otherwise provided by other Fund service providers. Without limiting the generality of the foregoing, the Administrator shall provide the Fund or cause the Fund to be provided with office facilities, equipment, clerical, bookkeeping and record keeping services, compliance and legal services, investor relations assistance, accounting, auditing and financial support and services, operational services and such other services as the Administrator, subject to review by the Board of Directors of the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall make reports to the Directors of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing in this Agreement shall be construed to require the Administrator to, and the Administrator shall not, acting in its capacity as the Administrator, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund.

2.     Compensation; Allocation of Costs and Expenses

Certain costs and expenses are required by the Management Agreement to be borne by the Fund. In addition, in full consideration of the provision of the services of the Administrator under this Agreement, the Fund shall reimburse the Administrator for the costs and expenses (other than compensation of the employees of the Fund’s investment adviser (in such capacity, the “Investment Manager”) except for the compensation of such personnel hereinafter expressly provided for) incurred by the Administrator, if any, in performing its obligations and providing services and facilities under this Agreement. Such costs and expenses include, but are not limited to direct costs and expenses of administrative and operational services, including, without limitation, the cost of systems needed to meet its obligations under this Agreement (including, but not limited to application licensing, development and maintenance, data licensing and reporting); the cost incurred to implement and monitor ISDA, Prime Brokerage and other agreements governing the Fund’s financing or borrowing facilities; secretarial and other staff; printing, mailing, long distance telephone, copying; the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including, without limitation, rent and the allocable portion of the cost, if any, of the Fund’s chief compliance officer, chief financial officer, chief legal officer and any other officers of the Fund, investor relations personnel, and their respective staffs; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business.

3.     Limitation of Liability of the Administrator; Indemnification

The Administrator will exercise its reasonable judgment and will act in good faith and use reasonable care and in a manner consistent with applicable federal and state laws and regulations in rendering the services it agrees to provide under this Agreement. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in the administration of the Fund, except for willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder. The Fund shall indemnify, defend and protect the Administrator (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Administrator (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as an administrator of the Fund. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder).

4.     Activities of the Administrator

The services of the Administrator to the Fund are not deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. For the avoidance of doubt, it is acknowledged and agreed that the Fund may engage such other administrators on such terms and conditions, and for such compensation, as it may determine from time to time notwithstanding anything in this Agreement to the contrary. It is understood that directors, officers, employees and shareholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, shareholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and shareholders of the Administrator and its affiliates are or may become similarly interested in the Fund as shareholders or otherwise.

5.     Duration and Termination of this Agreement

This Agreement shall remain in force with respect to the Fund for two years from the date of effectiveness, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Fund, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

6.     Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

7.     Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of law principles thereof, and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

8.     Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties to this Agreement have executed and delivered this Agreement as of the date first above written.

APOLLO TACTICAL INCOME FUND INC.

By:
Name:
Title:

APOLLO CREDIT MANAGEMENT, LLC

By:
Name:
Title:

ADMINISTRATIVE SERVICES AND REIMBURSEMENT AGREEMENT